EXHIBIT 10.1

TERM LOAN TERMINATION AGREEMENT

THIS AGREEMENT (the “Agreement”), made and entered into as of this 9th day of May 2005, by and between Freemantle Limited, a corporation organized in the Isle of Man (“Lender”), the Seneca Nation of Indians, a federally recognized Indian Tribe and native American sovereign nation (the “Nation”), and Seneca Niagara Falls Gaming Corporation (the “Borrower”), a wholly-owned governmental instrumentality of the Nation with its principal place of business in the Niagara Territory of the Nation (collectively, the “Parties”).

W I T N E S S E T H

WHEREAS, Borrower and Lender have previously entered into a Term Loan Agreement dated November 22, 2002, as amended by that certain Amendment No. 1 to Term Loan Agreement dated December 6, 2002 and that certain Amendment No. 2 to Term Loan Agreement dated April 22, 2004 (as so amended, the “Loan Agreement”), together with certain collateral agreements related thereto listed on Schedule A hereto (the “Collateral Agreements,” and together with the Loan Agreement, the “Loan Documents”), whereby Lender has provided to Borrower sums in the aggregate amount of eighty million dollars ($80,000,000) (the “Loan”) to finance the development of Seneca Niagara Falls Casino (the “Casino”);

WHEREAS, each of the representations and warranties made by the Borrower, the Nation or both in any of the Loan Documents are true and correct, and no material default of any of the provisions of the Loan Documents has occurred;

WHEREAS, Lender and Borrower have come to a mutual agreement to terminate the Loan Agreement, and to permit the Borrower to prepay the Loan pursuant to the terms set forth herein;

WHEREAS, prior to or concurrently with its execution of this Agreement, the Nation and the Borrower have adopted the resolutions set forth in Exhibit A hereto;

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Parties agree as follows:

ARTICLE I

                Conditions

1.             Capitalized terms used but not defined herein shall have the meanings set forth in the Loan Agreement.

2.             The parties agree that the Loan Documents are in full force and effect and are enforceable according to their terms, and, except as specifically modified by this Agreement, the rights of the Lender as set forth therein have not been released, waived, modified, altered or in any way diminished by agreement, course of conduct or otherwise.  The Loan Documents shall remain in full force and effect and, except as specifically modified by this Agreement, (i) the Loan Documents shall not be modified, waived, impaired, released, or otherwise altered by this Agreement and (ii) this Agreement shall not operate to release or impair any security, right, power, interest, or remedy of the Lender.  In the event that the conditions set forth herein are not satisfied in full and the closing of this Agreement does not occur as contemplated herein, the Loan Documents shall remain in full force and effect, fully enforceable in accordance with their original terms, and shall be unmodified by this Agreement.

3.             Neither termination of the Loan Agreement nor release of the Collateral Agreements shall become effective unless and until each of the following conditions are satisfied:

(a)   Borrower and the Nation shall have both executed, delivered and fully performed their obligations under this Agreement;

(b)   The resolutions set forth in Exhibit A shall remain in full force and effect through the closing of this Agreement as set forth herein; and the press release set forth in Exhibit B hereto shall have been issued by the Nation and the Borrower to the customary press contacts utilized by the Nation and the Borrower; and

(c)   All sums due and payable by Borrower to Lender pursuant to this Agreement shall have been paid in full in immediately available funds.

ARTICLE II

                Prepayment

Lender and Borrower agree that Borrower shall prepay the Loan on the Closing Date in accordance with the terms contained in this Agreement.

1.             The amount to be prepaid (the “Prepayment Amount”) shall be an amount equal to (i) the outstanding Loan principal of $80 million; plus (ii) the aggregate amount of interest on such principal at the Interest Rate (as defined below) that would otherwise be payable, if the Loan were not being prepaid, in respect of the Prepayment Period, as defined in paragraph 3 of this Article II.

2.             The “Interest Rate” shall be equal to (1) one-month LIBOR (as determined in accordance with the definition set forth in the Loan Agreement) as in effect three London banking days prior to the Closing Date (which interest determination date the parties anticipate will be May 18, 2005, plus (2) twenty-nine (29%) per cent per annum, and shall be calculated in accordance with the Loan Agreement.

3.             The “Prepayment Period” shall equal (a) the period extending from the Closing Date (i.e., the date of prepayment) until the Maturity Date, minus (b) 8.5 months (calculated from the Maturity Date).

4.             The “Closing Date” shall be May 23, 2005.

5.             On the Closing Date, the Borrower shall, (i) pay the Prepayment Amount by wire transfer of immediately available funds in U.S. dollars to an account designated by the Lender, (ii) pay any of Lender’s expenses then due, (iii) enter into a Marketing Side Letter Agreement with Whiteswan Limited, an Isle of Man company, addressing the matters described in Exhibit D and (iv) furnish the legal opinions described in paragraph 5 of Article V hereof (collectively, the “Closing Deliveries”).  Upon receipt thereof, Lender shall execute one or more instruments, in form reasonably satisfactory to the parties, terminating the Loan Documents, releasing all collateral for the Loan, including amounts on deposit in the Sinking Fund, and shall instruct First American Title Insurance Company to release to Borrower all funds and documents currently held by it in escrow, net of such escrow agent’s fees and expenses.  At its option, the Borrower may elect to apply amounts on deposit in the Sinking Fund toward payment of the Prepayment Amount on the Closing Date.

6.             The Borrower shall deliver the Closing Deliveries, and otherwise satisfy the conditions set forth in this Agreement, provided, however, that the obligation to pay the Prepayment Amount shall be an obligation solely of the Borrower and shall not be a recourse obligation of the Nation, its assets and revenues.

7.             Prior to and including the Closing Date, the Borrower shall continue to make all interest payments and sinking fund deposits due and payable at the times and otherwise in accordance with the terms of the Loan Agreement.  All interest that is accrued and unpaid as of the Closing Date shall be paid on the Closing Date, and shall be calculated in accordance with the terms of the Loan Agreement.

8.             Unless otherwise advised by the Lender by notice to the Borrower, all payments due to Lender shall be made to the following account by wire transfer:

JP Morgan Chase Bank, New York Office

For account of:

Westpac Banking Corporation, Singapore

77 Robinson Road

#19-00, SIA Building

Singapore 068896

Account No. 001-1-910213 CHIPS UID 142544

Swift Code: CHASUS 33

For subsequent credit to

Freemantle Limited

Account No. 306845

(Attention: Mr. Mervin Ho/Ms. Jaslyn Lim)

ARTICLE III

                Indemnification

Borrower and the Nation, subject to the proviso at the end of this paragraph, hereby jointly and severally indemnify and hold harmless Lender and its Affiliates, directors, officers, agents, attorneys and employees (collectively the “Indemnitees”) from and against all losses, damages, costs and expenses (including reasonable attorneys’ fees and disbursements) which may be incurred by Lender in connection with the Loan, the Loan Documents or this Agreement and the transactions contemplated therein or herein, including (a) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any third party, if the claim, demand, action or cause of action directly or indirectly relates to a claim, demand, action or cause of action that such Person asserts or may assert against Borrower (or, to the extent related to the Loan, the Loan Documents or this Agreement or the transactions contemplated hereby or thereby, any Affiliate of Borrower or any officer of Borrower); (b) any and all claims, demands, actions or causes of action by a third party if the claim, demand, action or cause of action arises out of or relates to the Loan, the Loan Documents or this Agreement or the relationship of Borrower and/or the Nation and the Lender under the Loan Documents or this Agreement or any transaction contemplated herein or therein, including any action by any party seeking to interfere with the purposes of this Agreement, whether arising before or after the Closing Date; (c) any administrative or investigative proceeding by any Governmental Agency arising out of or related to a claim, demand, action or cause of action described in clauses (a) or (b) above; and (d) any and all liabilities, losses, costs or expenses (including reasonable attorneys’ fees and disbursements and other professional services) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action or cause of action; provided that no Indemnitee shall be entitled to indemnification for any loss caused by its own gross negligence or willful misconduct.  If any claim, demand, action or cause of action is asserted against any Indemnitee, such Indemnitee shall promptly notify Borrower, but the failure to so promptly notify shall not affect Borrower’s obligations under this Section unless Borrower is materially prejudiced thereby (and then only to the extent prejudiced).  Each Indemnitee may contest the validity, applicability and amount of such claim, demand, action or cause of action with counsel selected by such Indemnitee.  Each Indemnitee is authorized to employ counsel in enforcing its rights hereunder and in defending any claim, demand, action or cause of action covered by this Section; provided that each Indemnitee shall endeavor in connection with any matter covered by this Section which also involves other Indemnitees, to use reasonable efforts to avoid unnecessary duplication of effort by counsel for all Indemnitees.  Any obligation or liability of Borrower to any Indemnitee under this Section shall survive the expiration or termination of this Agreement, the prepayment of the Loan contemplated hereby and the payment and performance of all other obligations under the Loan Documents owed to the Lender. Notwithstanding the foregoing, the indemnification obligations of the Nation under this paragraph shall only apply if Borrower is no longer owner and operator of the Casino.

ARTICLE IV

                Waivers, Consents and Jurisdiction

Lender shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder, and no waiver shall be valid unless in writing, signed by Lender, and then only to the extent therein set forth.  A waiver by Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that Lender would otherwise have had on any future occasion.  Neither failure to exercise nor any delay in exercising on the part of Lender, any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

1.             Waiver by Borrower of Immunity and Consent to Suit.  In accordance with the resolution of the Borrower dated May __, 2005, a copy of which is attached in Exhibit A hereto, the Borrower hereby, and solely in favor of Lender, irrevocably waives its sovereign immunity (and any defense based thereon) from any suit, action or proceeding or from any legal process (whether through service of notice, attachment prior to the judgment, attachment in aid of execution, execution, exercise of contempt powers or otherwise) in any forum with respect to this Agreement and any of the agreements or transactions contemplated hereby or thereby, and Lender with respect thereto shall have all available legal and equitable remedies, including, without limitation, the right of Lender to specific performance, money damages and/or injunctive and declaratory relief, and Borrower, and solely in favor of Lender, expressly consents to the exercise of jurisdiction over such action and over Borrower, and to the extent permitted by Federal law, the exercise of in rem jurisdiction over the available assets and income, of Borrower, by the courts of the State of New York and the courts of any other state or of the United States which may have jurisdiction over the subject matter.  Furthermore, Borrower, and solely in favor of Lender, waives any requirement of exhaustion of tribal remedies, and agrees that Borrower will not present any affirmative defense in any dispute based on any alleged failure to exhaust such remedies.  Without in any way limiting the generality of the foregoing,

Borrower expressly authorizes any governmental authorities who have the right and duty under applicable law to take any action authorized or ordered by any court, to take such action, including, without limitation, giving effect to any judgment entered.

2.             Waiver by Nation of Immunity and Consent to Suit.  In accordance with the resolution of the Nation dated April __, 2005, a copy of which is attached in Exhibit A hereto, the Nation hereby, and solely in favor of Lender, irrevocably waives its sovereign immunity (and any defense based thereon) from any suit, action or proceeding or from any legal process (whether through service of notice, attachment prior to the judgment, attachment in aid of execution, exercise of contempt powers or otherwise) in any forum with respect to this Agreement and any of the agreements or transactions contemplated hereby or thereby, and Lender with respect thereto shall have all available legal and equitable remedies, including, without limitation, the right of Lender to specific performance and/or injunctive and declaratory relief, and the Nation, and solely in favor of Lender, expressly consents to the exercise of jurisdiction over such action and over the Borrower and the Nation, and to the extent permitted by Federal law, the exercise of in rem jurisdiction over the available assets and income, of the Borrower, by the courts of the State of New York and the courts of any other state or of the United States which may have jurisdiction over the subject matter.  Furthermore, the Nation, and solely in favor of Lender, waives any requirement of exhaustion of tribal remedies, and agrees that the Nation will not present any affirmative defense in any dispute based on any alleged failure to exhaust such remedies.  Without in any way limiting the generality of the foregoing, the Nation expressly authorizes any governmental authorities who have the right and duty under applicable law to take any action authorized or ordered by any court, to take such action, including, without limitation, giving effect to any judgment entered.

3.             Personal Jurisdiction and Service of Process.  Borrower, the Nation and Lender hereby irrevocably consent to personal jurisdiction and venue in any court of the State of New York or any federal court sitting in the State of New York, and hereby waive any claim either may have that such court is an inconvenient forum for the purposes of any suit, action or other proceeding arising out of this Agreement, the other Loan Documents or any of the agreements or transactions contemplated hereby or thereby, which is brought by the Lender against the Borrower and/or the Nation, or by the Borrower and/or the Nation against the Lender, as the case may be, and hereby agree that all claims in respect of any such suit, action or proceeding may be heard or determined in any such court; and each of Borrower, the Nation and the Lender further consent to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower, the Nation or the Lender at its address (including the addresses of their respective attorneys) set forth herein for the giving of notices, such service to become effective ten (10) business days after such mailing.

4.             Jurisdiction and Governing Law.  Except as otherwise provided by applicable federal law, this Agreement shall be governed by the law of the State of New York (including without limitation the UCC).  The courts of the State of New York and (to the extent jurisdiction over the subject matter is vested in them by the laws of the United States) any federal court sitting in the State of New York, may exercise jurisdiction over any action, suit or proceeding arising with respect to enforcement, construction, termination or modification of this Agreement.  Borrower and the Nation are expressly and irrevocably prohibited from asserting that any of the Nation’s tribal courts (whether now or hereafter existing) or other forums (whether now or hereafter existing) of the Nation should exercise jurisdiction over any suit, action or proceeding, and Borrower and the Nation hereby waive any claim or right to assert such jurisdiction and any requirement that tribal remedies be exhausted is hereby waived.

5.             Waiver of Trial by Jury.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREMENT OR ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTY HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

6.             Effect of Waivers and Consents.  THE WAIVERS AND CONSENTS DESCRIBED IN THIS ARTICLE IV SHALL INURE TO THE BENEFIT OF THE LENDER AND EACH OTHER PERSON WHO IS ENTITLED TO THE BENEFITS OF THIS AGREEMENT AND THE LOAN DOCUMENTS (INCLUDING WITHOUT LIMITATION THE INDEMNITEES).  THE LENDER AND THE INDEMNITEES SHALL HAVE AND BE ENTITLED TO ALL AVAILABLE LEGAL AND EQUITABLE REMEDIES, INCLUDING THE RIGHT TO SPECIFIC PERFORMANCE, MONEY DAMAGES AND INJUNCTIVE OR DECLARATORY RELIEF.  THE WAIVERS OF SOVEREIGN IMMUNITY AND CONSENTS TO JURISDICTION CONTAINED IN THIS ARTICLE IV ARE IRREVOCABLE AND ARE SOLELY IN FAVOR OF AND WITH RESPECT TO SUITS, ACTIONS, PROCEEDINGS OR PROCESSES BROUGHT BY LENDER.

ARTICLE V

                Miscellaneous

1.             Costs.  All costs, expenses and fees incurred by Lender in the preparation, execution, delivery and implementation of this Agreement shall be paid by the Borrower to the

Lender upon the Closing Date, including without limitation, fees due to Cleary Gottlieb Steen and Hamilton LLP and Monteau & Peebles LLP.

2.             Relationship between the Parties.  Nothing contained herein is intended to modify the relationship of Lender and Borrower as creditor and debtor.  Borrower and the Nation acknowledge that the Borrower and Lender are not partners or joint venturers, nor has Lender provided financial or other advice to the Borrower or the Nation with respect to this Agreement or the Loan Documents.  Each of Borrower and the Nation have acted independently and have sought their own legal, financial and other counsel with respect to the transactions reflected in the Loan Documents and this Agreement.

3.             Scope of Authority:  The Chairman of the Board of Directors of the Borrower and the President of the Nation are each authorized to execute this Agreement pursuant to the resolutions attached in Exhibit A.  The Chairman of the Board of Directors of the Borrower and the President of the Nation each exercise his authority in this instance because each of them believes that the Agreement is in the best interests of Borrower and the Nation, respectively.

4.             Regulatory Matters.  The Borrower on the Closing Date shall by written correspondence to the Bureau of Indian Affairs (“BIA”) request that the BIA cease any pending review of the Loan Documents.

5.             Tribal Legal Matters.           Counsel to the Nation and the Borrower shall furnish opinions of counsel to the Lender addressing the matters set forth in Exhibit C, in form and substance satisfactory to Lender and its counsel.

6.             Public Statements.  At such time as the parties may agree, but no later than the date such disclosure would be required to be made by the Seneca Gaming Corporation as a public reporting company, the Nation and the Borrower shall issue a press release in the form attached in Exhibit B hereto.

7.             Amendments.  The terms of this Agreement shall not be altered, modified, amended or supplemented in any manner whatsoever except by written instrument signed by the party against which such alteration, modification, amendment or supplement is sought.

8.             Joint Drafting.  The parties acknowledge and agree that this Agreement was jointly drafted by the Lender on one side and by the Borrower and the Nation on the other side.  Neither party, nor any party’s counsel, shall be deemed the drafter of this Agreement in any proceeding that may hereafter arise between them.

9.             Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original for all purposes, but all such counterparts shall together constitute but one and the same instrument.

10.           Severability.  If any term or provision hereof or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or such provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable any remaining terms and provisions hereof or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable.  To the extent permitted by applicable law, the parties hereto hereby waive any provision of law that renders any term or provision hereof invalid or unenforceable in any respect.

11.           Nation undertakings.  The Nation understands the Borrower’s obligations under this Agreement and has granted the Borrower with the power and authority to so enter into this Agreement, including the terms and conditions of same, including without limitation, the waiver of sovereign immunity, consent to jurisdiction, waiver of certain defenses and consent to security and leasehold encumbrances.  The Nation hereby agrees to the Borrower’s undertakings and obligations set forth herein.  The Nation shall take such actions as are necessary to cause the Borrower to fulfill its undertakings and obligations as set forth herein.

                12.           Limited recourse.  Lender’s recourse for money damages under this Agreement shall be against Borrower only.  Except as set forth in the foregoing indemnity provision (and then only if Borrower is no longer owner and operator of the Casino), under no other circumstances whatsoever shall the Nation be liable for any money damages of any kind.  Lender’s sole recourse against the Nation under this Agreement shall be for injunctive relief and/or specific performance.

13.           Notices.  Any notice required or permitted to be given under this Agreement, to be effective, shall be in writing (including by facsimile), and shall be deemed to have been duly given or made (a) when delivered by hand or by internationally recognized overnight carrier, or (b) in the case of notice by fax, when sent and electronically confirmed, addressed as set forth below, with a copy of such notice sent by any other means provided in clause (a) above.

(a)   If to Lender, at:

Freemantle Limited

C/o Kien Huat Realty Sdn. Bhd.

22nd Floor- Wisma Genting

Jalan Sultan Ismail

Kuala Lumpur, Malaysia 50250

Facsimile No. (011 60 3) 2162 4951

Attention:  E.S. Teo

with a copy to:

Cleary, Gottlieb, Steen & Hamilton, LLP

One Liberty Plaza

New York, New York 10006

Facsimile No. (212) 225 3999

Attention:  Steven G. Horowitz, Esq.

(b)   If to Borrower, at:

Seneca Niagara Falls Gaming Corporation

P.O. Box 777

Niagara Falls, NY  14303-0777

Facsimile No. (716) 299 1200

Attention:  Barry W. Brandon, Esq.

with a copy to:

Akin Gump Strauss Hauer & Feld, LLP

Robert S. Strauss Building

1333 New Hampshire Avenue, N.W.

Suite 400

Washington, D.C. 20036-1564

Facsimile No. (202) 887 4288
Attention:  Donald R. Pongrace

(c)   If to the Nation, at:

Seneca Nation of Indians

William Seneca Administration Building,

1490 Route 438,

Cattaraugus Reservation,

Irving, New York 14081

Facsimile No. (716) 532 6272

Attention:  Barry Snyder, Sr., President

with a copy to:

Akin, Gump, Strauss, Hauer & Feld, L.L.P.

Robert S. Strauss Building

1333 New Hampshire Avenue, N.W.

Suite 400

Washington, D.C. 20036-1564

Facsimile No. (202) 887 4288

Attention:  Donald R. Pongrace

(d)   If to any of the foregoing parties, at such other address as such party shall from time to time designate in writing to the other parties hereto.

In the event any notice shall be given by facsimile, the party giving such notice shall confirm such notice by a writing delivered by hand or international courier (specifying the fastest delivery method available); provided, however, that for all purposes hereunder notice shall be deemed effective at the time given by facsimile.

This Agreement shall be binding upon, and shall accrue to the benefit of, the Parties’ respective heirs, successors and assigns.

EXECUTED as of the date first written above.

SENECA NIAGARA FALLS GAMING CORPORATION:

/s/ Barry E. Snyder, Sr.
By: Barry E. Snyder, Sr.
Its: Chairman of the Board of Directors

THE SENECA NATION OF INDIANS:

/s/ Barry E. Snyder, Sr.
By: Barry E. Snyder, Sr.
Its: President

FREEMANTLE LIMITED:

/s/ E. S. Teo
By: Eng Siong Teo

SCHEDULE “A”

LOAN DOCUMENTS

1.                                      Interim Term Loan Agreement, dated as of October 23, 2002, by and between Freemantle, as Lender, and SNFGC, as borrower.

2.                                      Term Loan Agreement, dated as of November 22, 2002, by and between Freemantle, as lender, and SNFGC, as borrower.

3.                                      Amendment No. 1 to Term Loan Agreement, dated as of December 6, 2002, by and between Freemantle, as lender, and SNFGC, as borrower.

4.                                      Amendment No. 2 to Term Loan Agreement, dated as of April 22, 2004, by and between Freemantle, as lender, and SNFGC, as borrower.

5.                                      Nation Agreement, dated as of November 22, 2002, by and between Freemantle and the Nation.

6.                                      Amendment No. 1 to Nation Agreement, dated as of April 22, 2004, by and between Freemantle and the Nation.

7.                                      Amended and Restated Promissory Note, dated as of November 22, 2002, by SNFGC for the benefit of Freemantle.

8.                                      Security Agreement and General Assignment, dated as of October 23, 2002, by and between Freemantle and SNFGC.

9.                                      First Amendment to Security Agreement and General Assignment, dated as of November 22, 2002, by and between Freemantle and SNFGC.

10.                               Affidavit, notarized on November 19, 2002, pursuant to Section 22 of the Lien Law of the State of New York.

11.                               Cash Collateral Account Agreement, dated as of December 6, 2002, by and among Freemantle, SNFGC and Fleet National Bank.

12.                               Sinking Fund Account Agreement, dated as of December 11, 2003, by and among HSBC Bank USA, SNFGC and Freemantle.

13.                               Amendment No. 1 to Sinking Fund Account Agreement, dated as of January 30, 2004, by and among HSBC, SNFGC and Freemantle.

14.                               Building Loan Agreement, dated as of November 22, 2002, by and between Freemantle and SNFGC.

15.                               Junket Letter Agreement, dated as of November 22, 2002, by and between Whiteswan Limited and the Borrower.

16.                               Amendment No. 1 to Junket Letter Agreement, dated as of November 26, 2003, by and between Whiteswan Limited and the Borrower.

MORTGAGES AND RELATED DOCUMENTS THAT HAVE BEEN RELEASED

1.                                      Building Loan Leasehold Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Filing (Construction Costs), dated as of November 22, 2002, by SNFGC for the benefit of Freemantle.

2.                                      Amendment No. 1 to Building Loan Leasehold Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Filing (Construction Costs), dated as of April 22, 2004, by SNFGC for the benefit of Freemantle.

3.                                      Leasehold Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Filing (Indirect Costs), dated as of November 22, 2002, by SNFGC for the benefit of Freemantle.

4.                                      Mortgage Spreader Amendment to Leasehold Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Filing (Indirect Costs), dated as of February 7, 2003, by SNFGC for the benefit of Freemantle.

5.                                      Amendment No. 1 to Leasehold Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Filing (Indirect Costs), dated as of April 22, 2004, by SNFGC for the benefit of Freemantle.

6.                                      Non-Disturbance and Attornment Agreement (Head Lease), dated as of November 19, 2002 and effective as of November 22, 2002, by and among Freemantle, as lender, SNFGC, as tenant, and the Nation, as landlord (the “Head Lease NDA”).

7.                                       Non-Disturbance and Attornment Agreement (Sub-Sublease), dated as of November 19, 2002 and effective as of November 22, 2002, by and among Freemantle, as lender, SNFGC, as tenant, and ESD, as landlord (the “Sub-Sublease NDA” and, together with the Head Lease NDA, the “NDAs”).